Exhibit 99.2

Immediate	Karen Widmayer: Media Contact
(202)	729-1789

karen.widmayer@carramerica.com

Stephen Walsh: Analyst Contact

(202) 729-1764

stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Washington D.C. – October 27, 2005 – CarrAmerica Realty Corporation (NYSE:CRE) today reported third quarter 2005 diluted earnings per share of $0.17 on net income of $13.6 million, compared to diluted earnings per share of $0.61 on net income of $37.6 million for the third quarter of 2004. For the first nine months of 2005, diluted earnings per share, including the impairment charges discussed below, were $1.88 on net income of $120.5 million compared to $1.01 on net income of $66.8 million a year ago. Net income for the three and nine months ended September 30, 2005 includes gains from disposition of properties of $11.2 million and $103.7 million, respectively. Net income for the three and nine months ended September 30, 2004 includes gains from dispositions of properties of $19.8 million.

For the third quarter of 2005, diluted funds from operations available to common shareholders (Diluted FFO), including the impairment charges discussed below, were $40.1 million or $0.64 per share compared to $51.2 million or $0.85 per share for the third quarter of 2004. Diluted FFO for the nine-month period ended September 30, 2005 was $123.6 million or $2.02 per share as compared to $147.2 million or $2.46 per share for the same period in 2004. The gains associated with the disposition of real estate had no impact on reported Diluted FFO or Diluted FFO per share.

The three and nine months ended September 30, 2005 include $0.6 million and $4.9 million, respectively, of impairment losses.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “CarrAmerica’s markets continue to recover in terms of both occupancy and rents. With 700,000 square feet of leasing accomplished in the third quarter, we continue to see evidence of increased demand related to job growth and economic expansion.”

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CarrAmerica Release of October 27, 2005

Page Two

Occupancy for consolidated properties was 87.6% at September 30, 2005 as compared to 87.0% at September 30, 2004. Same store property operating income for the third quarter of 2005 decreased 6.3% on a GAAP basis over the same period in 2004 due primarily to the impact of rental rates in new leases being substantially lower than rental rates in expiring leases in many of CarrAmerica’s markets and also as a result of approximately 400,000 square feet of office space in Washington, D.C. being out of service for most of the third quarter as it was prepared for a new tenant. The average occupancy rate for same store properties was 86.2% in the third quarter of 2005, down from 87.4% during the third quarter of 2004 due primarily to the lost occupancy associated with the 400,000 square foot tenant noted above. The Company has executed leases for approximately 800,000 square feet of office space for which revenue recognition has not yet begun and which are not included in our occupancy statistics as of September 30, 2005.

For the third quarter of 2005, rental rates decreased 18.0% on average on the leases executed during the quarter. The Company leased 717,000 square feet of office space in the third quarter of 2005 versus 566,000 square feet for the same period in 2004.

Acquisitions

During the third quarter, CarrAmerica completed the acquisition of approximately 719,000 square feet in 9 office buildings for a total price of approximately $213.0 million. The properties are located in Arlington, VA, San Diego, Northern California and Seattle. These properties include:

•	Park Place, a 166,000 square foot, Class A office building in Rosslyn, Virginia for approximately $61.6 million. The building is currently 94.0% leased or committed with an expected year-one GAAP return of approximately 7.0%.
•	West Willows Technology Center, a 3-building, 156,000 square foot, Class A R&D project located in Redmond, Washington for approximately $35.6 million. The project is 100% leased to Cingular with an expected year-one GAAP return of approximately 8.1%.
•	Chancellor Park, a two-building, 191,000 square foot, Class A office project in the University Town Center (UTC) submarket of San Diego, California for approximately $56.0 million. The project is currently 79.0% leased and is expected to provide a year one GAAP return of 6.0% and a stabilized GAAP return of approximately 7.2%.
•	313 and 323 Fairchild Drive, a two-building 132,000 square foot, Class A office project in Mountain View, California for $53.6 million. The buildings are 100% leased to Nokia through 2009 and are expected to provide a year one GAAP return of 6.7%. Rental rates on in-place leases are significantly above current market rental rates. As a result, current GAAP returns, which reflect the mark to market of rents, are significantly less than year one cash yields, which are expected to be approximately 9.3%.

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CarrAmerica Release of October 27, 2005

Page Three

•	2711 North First Street in San Jose, California, a 75,000 square foot, office/R&D project for approximately $6.2 million, a substantial discount to replacement cost. The property was acquired vacant, giving CarrAmerica an opportunity to utilize leasing and management skills to improve the property and its income. The building is proximate to an established CarrAmerica property management staff overseeing 4.5 million square feet of office and R&D space in Silicon Valley.

Total investments year-to-date, including CarrAmerica’s minority investment in a joint venture earlier in the year, are approximately $260.4 million.

Dispositions

During the third quarter, CarrAmerica closed on the sale of Hacienda West, a 208,000 square foot project in Pleasanton, California for $38.3 million. The Company recorded a gain of approximately $11.1 million in connection with this sale.

Also, during the third quarter, CarrAmerica closed on the sale of three buildings totaling 440,000 square feet, located in Phoenix and Tucson, Arizona for approximately $64.3 million. The company recognized an impairment loss of approximately $0.6 million associated with the sale of these buildings.

Subsequent to the end of the third quarter, CarrAmerica closed on the sale of one additional building totaling 92,000 square feet in Phoenix, Arizona for $12.0 million with no gain or loss. CarrAmerica had previously recognized an impairment loss of $0.2 million on this property in the second quarter of 2005.

Also subsequent to the third quarter, a joint venture in which CarrAmerica is a 20% partner sold 300 W. 6th Street, a 428,000 square foot building in Austin, Texas for $131.7 million. Net proceeds to CarrAmerica after repayment of property level debt was approximately $16.6 million, and CarrAmerica realized a gain of approximately $7.7 million net of $4.0 million of tax in connection with the sale.

On a year to date basis, including its 20% interest in 300 W. 6th Street and its sale of a portion of CarrAmerica Corporate Center, CarrAmerica has completed sales totaling $373.9 million.

One additional project in Reston, Virginia is under contract for sale with contingencies waived. Closing on this project is expected to occur in January 2006, subject to normal closing contingencies. CarrAmerica is in the process of marketing additional assets for sale in Dallas, Texas; Burbank, California and San Jose, California. There is no assurance that any of these additional sales will be consummated.

We have decided, based on current returns and other market factors, that we will seek to sell our wholly-owned properties in Chicago and Denver. We expect to begin marketing these properties early in 2006. We intend to reinvest the proceeds from the sale of Chicago and Denver in our other markets where we believe we will recognize a greater return on our invested capital. We have not yet begun to market these properties and, as a result, have not yet determined their fair market value or expected sales prices. There can be no assurance that these dispositions will be consummated on favorable terms, if at all.

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CarrAmerica Release of October 27, 2005

Page Four

Capital Markets

On August 5, 2005, CarrAmerica issued 2,649,000 shares of common stock. The net proceeds of the offering was approximately $99.5 million and was used to repay a portion of the borrowings under our $500.0 million revolving credit facility and in turn fund current and potential acquisitions and other working capital and general corporate purposes, including the funding of dividends on our common and preferred stock and making distributions to third party unitholders in certain of our subsidiaries.

CarrAmerica Earnings Estimates

On Friday, October 28, CarrAmerica management will discuss earnings guidance for 2005 and 2006 which includes the impairment charges previously disclosed. Diluted earnings per share of $2.01 – $2.05 and Diluted FFO per share of $2.64 – $2.68 for 2005 will be discussed. Fourth quarter 2005 diluted earnings per share and Diluted FFO per share of $0.12 – $0.16 and $0.62 – $0.66 respectively, will also be discussed. Diluted earnings per share of ($0.01) – $0.17 and Diluted FFO per share of $2.52 – $2.70 for 2006 will also be discussed. The projections for 2005 and 2006 are based in part on the following assumptions:

	2005	2006
Average Office Portfolio Occupancy	87.5%—88.0%	91.0%—93.0%
Real Estate Service Revenue	$22.0—$22.5 million	$22.0—$24.0 million
General and Administrative Expense	$41.0—$42.0 million	$41.0—$43.0 million
Termination Fees	$ 3.5—$ 4.0 million	$ 1.0—$3.0 million
Debt prepayment penalties	$ 1.0—$ 2.0 million	—

Estimates for 2005 include gains on the sale of property ($111.4 million) and the impairment charges ($4.9 million) previously disclosed (see Dispositions section earlier in this document) but exclude any other potential gains, losses or asset impairments associated with property dispositions currently in process, contemplated or otherwise, including any potential gains or losses or asset impairments that may in the future be recognized as a result of the sale of some or all of our properties located in Chicago and Denver. Any gains or losses on the sales of real estate will have an impact on net income, which may be material, but will not have an impact on FFO, since those amounts are not added back in the calculation of FFO. Any impairments of real estate will negatively impact both net income and FFO, which may be material. Our 2006 estimate also assumes that straight-line rents on in-place leases that expire in 2006 exceed market rental rates by 10.0% -12.0%. On a weighted average basis for the full year, dispositions are expected to exceed acquisitions by approximately $50.0 to $65.0 million for the year. For 2006, on a weighted basis, acquisitions are expected to approximately equal dispositions.

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CarrAmerica Release of October 27, 2005

Page Five

CarrAmerica Announces Third Quarter Dividend

The Board of Directors of CarrAmerica today declared a third quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business November 18, 2005. CarrAmerica’s common stock will begin trading ex-dividend on November 16, 2005 and the dividend will be paid on November 30, 2005. The Company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on November 18, 2005. The preferred stock will begin trading ex-dividend on November 16, 2005 and the dividends will be paid on November 30, 2005.

CarrAmerica Third Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2005 third quarter results on Friday, October 28, 2005 at 11:00 A.M, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-475-3716 for U.S. participants and 1-719-457-2728 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 3:00 PM ET on October 28, 2005 until midnight November 11, 2005, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 8955457.

A copy of supplemental material on the Company’s third quarter operations is available on the Company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office companies by meeting the needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 294 operating office properties, totaling approximately 27 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

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CarrAmerica Release of October 27, 2005

Page Six

Estimates of Diluted FFO and earnings per share and certain other statements in this release, including management’s expectations about, among other things, operating performance and financial conditions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office space, the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development, availability and creditworthiness of tenants, the level of lease rents, and the availability of financing for both tenants and us; adverse changes in real estate markets, including, among other things, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future, the extent of the decreases in rental rates, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner and on acceptable terms, our ability to successfully reinvest the proceeds from dispositions in other properties or markets with improved returns, our ability to complete development projects on time and within budget and our ability to stabilize such projects, and changes in operating costs, including real estate taxes, utilities, insurance and security costs; actions, strategies and performance of affiliates that we may not control or companies in which we have made investments; ability to obtain insurance at a reasonable cost; ability to maintain our status as a REIT for federal and state income tax purposes; ability to raise capital; effect of any terrorist activity or other heightened geopolitical crisis; governmental actions and initiatives; and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company — Risk Factors” in the company’s Annual Report or Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Rental property:
Land	$750,414	$779,482
Buildings	2,002,284	2,064,678
Tenant improvements	455,441	448,515
Furniture, fixtures and equipment	48,387	45,879

	3,256,526	3,338,554
Less: Accumulated depreciation	(759,879)	(750,530)

Net rental property	2,496,647	2,588,024

Land held for future development or sale	41,782	41,676
Assets held for sale	35,785	—
Cash and cash equivalents	6,590	4,735
Restricted deposits	103,267	1,364
Accounts and notes receivable, net	54,927	52,438
Investments in unconsolidated entities	153,919	138,127
Accrued straight-line rents	83,869	84,396
Tenant leasing costs, net	57,886	53,908
Intangible assets, net	104,223	98,354
Prepaid expenses and other assets	22,385	18,170

	$3,161,280	$3,081,192

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,900,621	$1,941,130
Accounts payable and accrued expenses	90,325	107,409
Rent received in advance and security deposits	37,187	40,304

	2,028,133	2,088,843

Minority interest	59,902	65,378

Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	584	548
Additional paid-in capital	1,147,021	1,025,388
Cumulative dividends in excess of net income	(275,869)	(300,500)
Accumulated other comprehensive income	259	285

	1,073,245	926,971

Commitments and contingencies
	$3,161,280	$3,081,192

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$92,962	$94,663	$285,812	$278,546
Recoveries from tenants	14,062	14,529	42,528	41,187
Parking and other tenant charges	4,712	4,146	12,463	14,625

Total rental revenue	111,736	113,338	340,803	334,358
Real estate service revenue	5,128	6,234	15,923	17,001

Total operating revenues	116,864	119,572	356,726	351,359

Operating expenses:
Property expenses:
Operating expenses	30,655	29,830	90,515	87,120
Real estate taxes	10,292	9,804	31,193	30,051
General and administrative	10,121	10,304	31,049	31,334
Depreciation and amortization	34,751	32,024	102,310	91,215

Total operating expenses	85,819	81,962	255,067	239,720

Real estate operating income	31,045	37,610	101,659	111,639

Other (expense) income:
Interest expense	(29,100)	(28,362)	(86,746)	(82,538)
Equity in earnings of unconsolidated entities	709	3,644	2,751	7,391
Interest and other income	2,009	505	5,021	1,729

Net other expense	(26,382)	(24,213)	(78,974)	(73,418)

Income from continuing operations before income taxes, minority interest, impairment losses on real estates and gain (loss) on sale of properties	4,663	13,397	22,685	38,221
Income taxes	(428)	19	(730)	(135)
Minority interest	(3,396)	(2,192)	(7,164)	(6,357)
Impairment losses on real estate	—	—	(4,000)	—
Gain (loss) on sale of properties	29	—	88,786	(58)

Income from continuing operations	868	11,224	99,577	31,671

Discontinued operations - Net operations of sold properties	12,759	26,332	20,960	35,122

Net income	13,627	37,556	120,537	66,793

Less: Dividends on preferred and restricted stock	(4,020)	(3,931)	(12,062)	(11,794)

Net income available to common shareholders	$9,607	$33,625	$108,475	$54,999

Basic net income per share:
Continuing operations	$(0.05)	$0.13	$1.57	$0.37
Discontinued operations	0.22	0.49	0.38	0.65

Net income	$0.17	$0.62	$1.95	$1.02

Diluted net income per share:
Continuing operations	$(0.05)	$0.13	$1.54	$0.36
Discontinued operations	0.22	0.48	0.34	0.65

Net income	$0.17	$0.61	$1.88	$1.01

NOTE: (1) Rental income includes $3,817 and $1,715 of accrued straight line rents for the three months ended Sept. 30, 2005 and 2004, respectively, and $5,973 and $4,752 for the nine months ended Sept. 30, 2005 and 2004, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
(In thousands)	2005	2004
	(Unaudited)
Cash flow from operating activities:
Net income	$120,537	$66,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,160	99,882
Minority interest	7,164	6,357
Equity in earnings of unconsolidated entities	(2,751)	(7,391)
Operating distributions from unconsolidated entities	6,525	3,498
(Gain) loss sale of properties	(88,786)	58
Gain on sale of properties - discontinued operations	(14,938)	(19,870)
Gain on sale of residential property	(375)	(326)
Impairment losses on real estate	4,859	—
Lease intangibles amortization	7,128	(704)
Amortization of deferred financing costs	3,429	3,713
(Recovery of) provision for uncollectible accounts	(886)	444
Stock based compensation	4,171	2,538
Other	1,729	(647)
Change in assets and liabilities:
Decrease in accounts receivable	4,002	4,847
Increase in accrued straight-line rents	(6,501)	(4,753)
Additions to tenant leasing costs	(12,918)	(10,052)
Increase in intangible assets, prepaid expenses and other assets	(10,782)	(4,534)
Decrease in accounts payable and accrued expenses	(24,193)	(19,785)
Decrease in rent received in advance and security deposits	(4,784)	(1,679)

Total adjustments	(22,747)	51,596

Net cash provided by operating activities	97,790	118,389

Cash flows from investing activities:
Rental property additions	(7,369)	(6,280)
Additions to tenant improvements	(32,146)	(36,707)
Additions to land held for development or sale and construction in progress	(381)	(3,217)
Rental property acquisitions and deposits	(226,633)	(320,379)
Issuance of notes receivable	(10,545)	(13,164)
Payments on notes receivable	6,062	—
Distributions from unconsolidated entities	3,025	1,891
Investments in unconsolidated entities	(14,545)	(13,936)
Acquisition of minority interest	(4,795)	(4,406)
Increase in restricted deposits	(101,895)	(1,407)
Proceeds from sale of residential property	1,663	2,727
Proceeds from sales of properties	319,376	201,702

Net cash provided by (used in) investing activities	(68,183)	(193,176)

Cash flows from financing activities:
Issuance of common stock	99,471	—
Exercises of stock options	18,486	34,881
Repayment of unsecured notes	(100,000)	(150,000)
Termination of interest rate swap agreement	(1,996)	—
Proceeds from the issuance of unsecured notes, net	—	419,967
Net borrowings (repayments) on unsecured credit facility	65,000	(100,500)
Net repayments of mortgages and notes payable	(4,385)	(30,043)
Dividends and distributions to minority interests	(104,328)	(100,621)

Net cash (used in) provided by financing activities	(27,752)	73,684

Increase (decrease) in cash and cash equivalents	1,855	(1,103)
Cash and cash equivalents, beginning of the period	4,735	4,299

Cash and cash equivalents, end of the period	$6,590	$3,196

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $457 for the nine months ended September 30, 2004)	$97,426	$90,399

Income tax payments	$516	$870

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however, that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited and in thousands)	2005	2004	2005	2004
Net income	$13,627	$37,556	$120,537	$66,793
Adjustments: Minority interest	3,396	2,192	7,164	6,357
FFO allocable to the minority Unitholders	(3,100)	(3,653)	(10,253)	(10,713)
Depreciation and amortization - Consolidated properties	32,953	30,290	96,826	86,224
Depreciation and amortization - Unconsolidated properties	4,401	3,685	12,315	11,185
Depreciation and amortization - Discontinued operations	740	1,341	2,850	8,661
Amortization - Allowances for tenant owned improvements	451	—	451	—
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(256)	(258)	(804)	(798)
(Gain) loss on sale of properties	(11,196)	(19,804)	(103,726)	(19,812)

FFO as defined by NAREIT	41,016	51,349	125,360	147,897
Less: Preferred dividends and dividends on unvested restricted stock	(4,020)	(3,790)	(12,062)	(11,371)

FFO attributable to common shareholders	36,996	47,559	113,298	136,526
FFO allocable to the minority Unitholders	3,100	3,653	10,253	10,713

Diluted FFO available to common shareholders(1)	$40,096	$51,212	$123,551	$147,239

Less: Lease commissions	(5,636)	(3,088)	(12,919)	(10,054)
Lease incentives and allowances for tenant owned improvements	(2,604)	(163)	(3,199)	(2,427)
Tenant improvements	(9,218)	(12,556)	(24,589)	(36,263)
Building capital additions	(3,689)	(2,359)	(7,639)	(6,115)
Lease intangible amortization(3)	2,655	(103)	6,676	(704)
Impairment losses	649	—	4,859	—
Straight line rent	(3,817)	(1,715)	(5,973)	(4,752)

Funds available for distribution to common shareholders(2)	$18,436	$31,228	$80,767	$86,924

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.
3	Amortization associated with above/below market leases and lease incentives.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited and in thousands, except per share amounts)	2005	2004	2005	2004
Diluted net income per common share	$0.17	$0.61	$1.88	$1.01

Add: Depreciation and amortization	0.61	0.59	1.84	1.77
Gain on sale of properties	(0.18)	(0.33)	(1.69)	(0.33)
Minority interest adjustment	0.05	0.04	(0.01)	0.11
Adjustment for share difference	(0.01)	(0.06)	—	(0.10)

Diluted funds from operations available to common shareholders	$0.64	$0.85	$2.02	$2.46

Weighted average common shares outstanding:
Diluted net income	57,534	54,669	61,248	54,332
Diluted funds from operations	62,731	60,069	61,248	59,799

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended December 31, 2005	Projected Twelve Months Ended December 31, 2005	Projected Twelve Months Ended December 31, 2006
Projected diluted net income per common share	$0.12 - 0.16	2.01 - 2.05	(0.01) - 0.17

Add: Projected depreciation and amortization	0.59	2.42	2.39
Projected minority interest	0.03	(0.01)	0.11
Projected amortization of tenant owned improvement allowances	0.01	0.02	0.04
Less: Gain on sale of properties	(0.12)	(1.80)	—
Projected adjustment for share difference	(0.01)	—	(0.01)

Projected diluted funds from operations per common share	$0.62 - 0.66	2.64 - 2.68	2.52 - 2.70

Projected weighted average common shares outstanding:
Projected diluted net income	58,500	61,800	59,100
Projected diluted funds from operations	63,600	61,800	64,200

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